EXHIBIT 99.1

December 8. 2014

Mr. William O’Neill

Chairman of the Board of Directors

Advansource Biomaterials Corporation

229 Andover Street

Wilmington, MA 01887

Dear Mr. O’Neill,

After almost 2 years as the full-time Chief Financial Officer of Advansource Biomaterials Corporation, I have decided, for my own personal reasons, that I can be of greater service to the Company in a consulting role as management of the Company sees fit. Accordingly, please accept my resignation as the Chief Financial Officer of the Company effective immediately.

To mitigate any disruption to the Company’s financial reporting, I look forward to discussing with you and Michael Adams the terms upon which I might be of continued service to the Company.

It has been my privilege to work with you and the rest of the members of the Board and management of Advansource.

Best regards,

/s/ David Volpe

David Volpe

Cc:

Michael Adams, CEO

Michael Barretti, Director

Mark Tauscher, Director